Exhibit 99.7

745 Seventh Avenue New York, NY 10019 United States

March 4, 2016

CONSENT OF BARCLAYS CAPITAL INC.

We hereby consent to (i) the inclusion of our opinion letter, dated December 14, 2015, to the Board of Directors of Jarden Corporation (“Jarden”), as Annex D to the joint prospectus/proxy statement that forms a part of the Amendment No. 2 to the Registration Statement on Form S-4 of Newell Rubbermaid Inc. (“Newell Rubbermaid”), as filed by Newell Rubbermaid on March 4, 2016 (the “Registration Statement”), relating to the proposed business combination transaction between Jarden and Newell Rubbermaid and (ii) the references in the Registration Statement to such opinion and our firm in the Registration Statement under the headings “Summary—Opinion of Jarden’s Financial Advisor”, “Risk Factors—Risk Factors Relating to the Merger Transactions”, “Newell Rubbermaid Proposal I: Approval of the Share Issuance and Jarden Proposal I: Adoption of the Merger Agreement—Background of the Merger Transactions”, “Newell Rubbermaid Proposal I: Approval of the Share Issuance and Jarden Proposal I: Adoption of the Merger Agreement—Jarden’s Reasons for the Merger Transactions; Recommendation of the Jarden Board of Directors” and “Newell Rubbermaid Proposal I: Approval of the Share Issuance and Jarden Proposal I: Adoption of the Merger Agreement—Opinion of Jarden’s Financial Advisor”.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

BARCLAYS CAPITAL INC.

By:	/s/ Jeffrey Hinton
Name:	Jeffrey Hinton
Title:	Managing Director